Dreyfus Family of Funds
COMPLIANCE REPORT
RULE 10f-3 TRANSACTIONS

1/1/08-3/31/08

Board Group Summary

Fund	Manager Firm	*Are there applicable transactions to report?* IF YES, Detail and Certification attached from Manager that all transactions are in compliance with board-approved procedure	Total Value of Securities Purchased by Fund from Syndicate with an Affiliated Underwriter (% of total net assets)	Primary Portfolio Manager
Money Market Funds				
BASIC MM Fund	Dreyfus	No		Bernard W. Kiernan
BASIC U.S. Government MM Fund	Dreyfus	No		Bernard W. Kiernan
General Government Securities MM Fund	Dreyfus	No		Bernard W. Kiernan
General MM Fund	Dreyfus	No		Bernard W. Kiernan
General Treasury Prime MM Fund	Dreyfus	No		Bernard W. Kiernan
Municipal Money Market Funds				
General California Municipal MM Fund	Dreyfus	No		Joseph Irace
General Municipal MM Fund	Dreyfus	No		Colleen Meehan
General New York Municipal MM Fund	Dreyfus	No		Joseph Irace
Municipal Bond Funds				
General New York Municipal Bond Fund	Dreyfus	No		Monica Wieboldt
Premier Municipal Bond Fund	Dreyfus	No		James Welch
Premier New York AMT-Free Municipal	Dreyfus	No		Monica Wieboldt
Premier State: Connecticut Series	Dreyfus	No		James Welch
Premier State: Maryland Series	Dreyfus	No		Doug Gaylor
Premier State: Massachusetts Series	Dreyfus	No		J. Welch\D. Gaylor
Premier State: Michigan Series	Dreyfus	No		W.M. Petty\D. Gaylor
Premier State: Minnesota Series	Dreyfus	No		W.M. Petty\D. Gaylor
Premier State: North Carolina Series	Dreyfus	No		Monica Wieboldt
Premier State: Ohio Series	Dreyfus	No		W.M. Petty\D. Gaylor
Premier State: Pennsylvania Series	Dreyfus	No		Douglas J. Gaylor
Premier State: Virginia Series	Dreyfus	No		J. Darcy\M. Wieboldt
Fixed Income Funds				
Premier Core Bond Fund	Standish	Yes	0.24%	Kent Wosepka
Equity Funds				
Appreciation Fund	Fayez	No		Fayez Sarofim
Premier Worldwide Growth Fund	Fayez	No		Fayez Sarofim